Rule 424(b)(2)
                                              Registration No. 333-60474


PRICING SUPPLEMENT NO. 1 dated June 14, 2001
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                       LEHMAN BROTHERS HOLDINGS INC.
                        Medium-Term Notes, Series G
                Due Nine Months or More From the Date of Issue

Cusip No.:                      52517PRX1

Specified Currency:             US Dollars

Principal Amount:               $1,708,000.00

                                Total                   Per Note

Issue Price:                    $707,907.00             41.4465%

Agent's Commission:             $8,540.00               0.5000%

Proceeds to Lehman Brothers
        Holdings:               $699,367.00             40.9465%

Agent:                          Lehman Brothers Inc.

Agent's Capacity:               [X] As agent            [    ] As principal

If as principal:

Agent (Purchaser)                       Principal Amount to be Purchased
[Lehman Brothers Inc.]                  $
[Other]                                 ______________________
        Total                           $


[   ]   The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.


Original Issue Date:            June 21, 2001

Stated Maturity Date:           July 15, 2014

Amortizing Note:                [   ] Yes       [X] No

Amortization Schedule:          Not applicable



[X]     Fixed Rate Note         Interest Rate per Annum:        0.00%

[   ]   Floating Rate Note      [    ]  CD Rate
                                [    ]  Commercial Paper Rate
                                [    ]  Federal Funds Rate
                                [    ]  LIBOR Telerate
                                [    ]  LIBOR Reuters
                                [    ]  Treasury Rate:
                                        Constant Maturity [  ] Yes   [  ] No
                                [    ]  Prime Rate
                                [    ]  J.J. Kenny Rate
                                [    ]  Eleventh District Cost of Funds Rate
                                [    ]  Other:  __________________________

Initial Interest Rate:                  ------  %

Spread:                                 ------bp
-or-
Spread Multiplier:                      ------%

Maximum Interest Rate:                  -------%

Minimum Interest Rate:                  -------%

Index Maturity:                         Not applicable

Interest Rate Determination Dates:      Not applicable

Interest Reset Dates:                   Not applicable

Interest Payment Dates:                 Not applicable

"Accrue to Pay":                        Not applicable

Interest Rate Calculation Agent:        Not applicable

Optional Redemption:                    The Note may not be redeemed prior to
                                        stated maturity at the option of
                                        Lehman Brothers Holdings.

Optional Repayment:                     The holder of the Note may not elect
                                        repayment of the Note by Lehamn
                                        Brothers Holdings prior to stated
                                        maturity.

Extension of Maturity:                  Lehman Brothers Holdings may not
                                        extend the stated maturity date of the
                                        Note.

Form of Note:                           [X] Book-entry only (global)
                                        [   ] Certificated

Depository:                             The Depository Trust Company

Authorized Denominations:               $1,000 or any larger whole multiple

Other Terms:                            None


Lehman Brothers Holdings Inc.

By:     /s/ Thomas O'Sullivan
Name:  Thomas O'Sullivan
Title:  Authorized Officer